FOR IMMEDIATE RELEASE
October 13, 2004

MyOffiz, Inc. d/b/a Public Company Management Corporation Announces recent acquisitions and business refocus.

MyOffiz, Inc. (OTC BB: MYFZ) d/b/a Public Company Management Corporation has announced that it has completed the acquisition of subsidiaries with 5 lines of business.

These subsidiaries and lines of business are as follows:

GoPublic Today.com Inc., subsidiary of PCMC a d/b/a of MyOffiz, Inc. (MYFZ.OB)

Also d/b/a Foreign Company Listing.com

Websites: www.gopublictoday.com and www.foreigncompanylisting.com

Pubco White Papers, Inc., subsidiary of PCMC a d/b/a of MyOffiz, Inc. (MYFZ.OB)

Website:  www.pubcowhitepapers.com

The Nevada Fund; a Nevada Corporation

Public Company Management Services, subsidiary of PCMC a d/b/a of MyOffiz, Inc. (MYFZ.OB)

Website:  www.pcms-team.com

Through its network of business lines, Public Company Management Corporation provides its clients – both foreign and domestic -- with advice and educational materials concerning the US capital markets.

Under the terms of the agreement, MyOffiz, Inc. acquired the subsidiaries in exchange for 15,326,650 shares of common stock of MyOffiz, Inc.  As a result of this transaction, there are now 19,920,000 common shares of MyOffiz, Inc. issued and outstanding.

In connection with this transaction, Mr. Stephen Brock has assumed the role of CEO, President, & Director and is the sole officer of MyOffiz, Inc and is the sole officer and director of all subsidiaries.  A name change from Myoffiz, Inc. to Public Company Management Corporation is pending.  MyOffiz, Inc. will now shift its primary business focus to providing a wide array of consulting, management, and compliance solutions to small businesses wishing to go public or that are already publicly traded companies.

“This is a significant milestone in our business development plan,” noted Brock.  “For several years, we have assisted dozens of companies establish themselves as publicly traded companies and managed their compliance and corporate governance procedures.  It only seems fitting that we should become a public company ourselves.  We feel that the timing for this transaction is optimal because of our knowledge, expertise, and experience in regards to establishing public companies.”

For More Information:

Stephen Brock, President/CEO

MyOffiz, Inc, d/b/a Public Company Management Corporation

5770 El Camino Blvd.

Las Vegas, NV 89118

702.222.9076
www.pcmcotcbb.com

Forward-looking Statements
``Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.